Shareholder meeting
-------------------

On March 22, 2006, the Annual Meeting of the Fund was held to elect four Trustees and to ratify the actions of the Trustees in selecting independent auditors for the Fund.

Proxies covering 6,074,778 shares of beneficial interest were voted at the meeting. The common shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:

                                                     WITHHELD
                           FOR                       AUTHORITY
                           ---                       ---------
James R. Boyle             5,995,989                 78,789
Charles L. Ladner          5,995,067                 79,711
John A. Moore              5,998,367                 76,411

The preferred shareholders elected Ronald R. Dion as Trustee of the Fund until his successor is duly elected and qualified, with the votes tabulated as follows: 515 FOR, 0 AGAINST and 0 ABSTAINING.

The common and preferred shareholders also ratified the Trustees' selection of PricewaterhouseCoopers LLP as the Fund's independent auditors for the fiscal year ending July 31, 2006, with votes tabulated as follows: 6,017,092 FOR, 27,756 AGAINST and 29,930 ABSTAINING.